SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                  Schedule 13G

                                 (Rule 13d-102)

  Information To Be Included In Statements Filed Pursuant to Rules 13d-1(b)(c),
              and Amendments Thereto Filed Pursuant To Rule13d-2(b)

                               (Amendment No. 5 )1

                           Celestial Seasonings, Inc.

                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   151016 10 2
                              ------- -----------
                                 (CUSIP Number)

                              --------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]    Rule 13d-1(b)
[   ]    Rule 13-d1(c)
[ X ] Rule 13-d1(d)



--------------------
1

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No. 151016 10 2                  13G        Page 2 of 5  Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Morris J. Siegel

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            (a)
            (b)



    3       SEC USE ONLY



    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

              NUMBER OF                   5     SOLE VOTING POWER

               SHARES

                                                471,668

            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY

                                                -0-

                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING

                                                471,668

               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            -0-

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            471,668

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.49%

    12      TYPE OF REPORTING PERSON*

            IN

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                              - Page 4 of 5 Pages -

Item 1(a).  Name of Issuer:

            Celestial Seasonings, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4600 Sleepytime Drive, Boulder, Colorado  80301

Item 2(a).  Name(s) of Person(s) Filing:

            Morris J. Siegel

Item 2(b).  Address of Principal Business Office or, if None, Residence

            4600 Sleepytime Drive, Boulder, Colorado  80301

Item 2(c).  Citizenship:

            United States

Item 2(d).  Title of Class of Securities:

            Common Stock, Par Value $.01 per share

Item 2(e).  CUSIP Number:

            151016 10 2

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

(a)      |_|      Broker or dealer registered under Section 15 of the Act,
(b)      |_|      Bank as defined in Section 3(a)(6) of the Act,
(c)      |_|      Insurance Company as defined in Section 3(a)(19) of the Act,
(d)      |_|      Investment Company registered under Section 8 of the
                  Investment Company Act,
(e)      |_|      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940,
(f)      |_|      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g)      |_|      Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                  (G); see Item 7,
(h)      |_|      Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                  Not applicable

Item 4.  Ownership.

         (a)  Amount beneficially owned:   471,668

         (b)  Percent of class:  5.49 %

         (c)  Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote:       471,668

              (ii)   Shared power to vote or to direct the vote:        -0-

              (iii)  Sole power to dispose or to direct the disposition
                         of:       471,668

              (iv)   Shared power to dispose or to direct the disposition
                         of:           -0-

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable

Item 9.  Notice of Dissolution of Group.

                  Not applicable

Item 10.  Certification.

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 3, 2000
                                       (Date)



                                   ---------------------------------
                                   (Signature)

                                   Morris J. Siegel
                                     (Name/Title)

                              - Page 5 of 5 Pages -

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     February 3, 2000
                                          (Date)

                                     /s/ Morris J. Siegel
                                        (Signature)

                                     Morris J. Siegel
                                        (Name/Title)